Total Luxury Group Begins Efforts for European Distribution

RMF Distributors Identified as Link to EU Markets

NEW YORK, NY -- 11/02/2006 -- On the heals of closing its most recent deals for Menswear labels Y-Chrome and GC by Garth Cabral, Total Luxury Group, Inc. (OTCBB: TLEI) is seeking to expand its sales and distribution networks outside the United States. The Company has already signed an agreement with DB-5, a Canadian distributor, to distribute Y-Chrome throughout Canada, and is now negotiating a new agreement with RMF Distributors to represent all of the Company's brands throughout Europe.

"Europe has always been the source for fashion trends and we believe that a presence in Europe is a key link to our Company development," explains COO Janon Costley. "We have worked with RMF in the past and believe that now is the time to explore further development of that relationship." Costley added, "If we can supplement sales by 15-20% through Canadian distribution and another 20-30% in Europe, we will enjoy a tremendous jump in profits. These type of distribution agreements give us the ability to enjoy economies of scale on production and added profit margins without increased overhead here in the U.S."

About RMF Distribution:

RMF Distribution is handles sales representation and distribution of various apparel brands throughout Europe. With a showroom located in downtown Amsterdam and sales reps throughout the Benulox countries, RMF has represented such popular brands as Akdemics, G-Unit, Unk/NBA, Ecko, Ecko-Red, DaDa, and Vokal.

For more information visit www.rmfstreetwear.com.

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In July of 2006, Total Luxury Group, Inc acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world. In addition, the company has entered into a license agreement with Castle Hill for the marks Y-Chrome and Type Y previously shipped under the YMLA, Inc.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
TOTAL LUXURY GROUP, INC.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744